Exhibit 99.01

Tecogen Announces First Quarter 2017 Results
Delivers operating profit driven by dramatic 34.9% growth in revenues and
25.7% combined gross margin improvement

WALTHAM, Mass., May 11, 2017 - Tecogen® Inc. (NASDAQ:TGEN), a leading manufacturer of clean energy products which, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer's carbon footprint, reported revenues of $6,846,767 for the quarter ended March 31, 2017 compared to $5,075,515 for the same period in 2016, or 34.9% growth in top line revenue.
Income from operations was $77,702 compared to a $906,866 loss in the prior year comparable period. Similarly, Tecogen delivered net income for the quarter of $44,787 compared to a loss of $893,168 in the first quarter 2016.
Commenting about the quarter, Tecogen Co-Chief Executive Officer Benjamin Locke noted, "the first quarter of 2017 is the third straight quarter of profitable operation for the company. This is a direct result of the hard work completed in 2016 on cost controls, product improvements, and strategic sales partnerships. We are very pleased with these results, and hope to continue this trend throughout 2017."
Revenue results were driven by solid growth in both product and services related revenues. Total services related revenues grew 43.8% over the prior year period, driven by installation activity, while product revenue grew 23.9% compared to first quarter of 2016, helped by strong cogeneration sales.
Cost control initiatives generated 25.7% combined gross margin improvement in the quarter, bringing gross margin up to 42.6% compared to 33.9% in first quarter of 2016, and above management's targeted 35-40% gross margin range. The increase in margins was the direct result of product upgrades and improvements.
On a combined basis, operating expense increased to $2,836,971 for the first quarter 2017 from $2,626,210 in the same quarter of 2016.
Backlog of products and installations was $13.6 million as of first quarter end, and currently stands at $14.3 million as of Monday, May 8, 2017.
Speaking about the results and other recent news, Mr. Locke added, "2017 will be an exciting year for Tecogen. In addition to our financial success, we expect to finalize the acquisition of American DG Energy in the second quarter, subject to the shareholder vote. This will add steady revenue with good margins to the financials of Tecogen, helping to offset some of the peaks and valleys of products sales. In 2016, ADGE made substantial improvements to the operational and financial production of their installed fleet. As a result of the merger, we believe further improvements to the fleet are possible, which will provide more revenue and improved operating margins. Upon approval, we will welcome ADGE shareholders to Tecogen, and make them a long term part of our investor group as we continue growing our core business, our emissions technology for fork trucks, and our automotive emissions joint venture, Ultratek."

Exhibit 99.01

Major Highlights:
Financial

•
Gross profit for the first quarter of 2017 was $2,914,673 compared to $1,719,344 in the first quarter of 2016, an increase of 69.5% versus the prior year. This substantial growth was generated by improvement in both top line revenues and gross margins.

•	Gross margin in the first quarter 2017 increased to 42.6% compared to 33.9% in 2016. Margins benefited from improvement in both service and product gross margins.

•
Services gross margin improved to 46.1% in the period compared to the 35.8% in the prior year. Services gross margin was helped by continued cost control as well as increasing penetration of our high-margin, high-value add, 'turnkey lite' offering on the installation side.

•
Product gross margin was 37.4% for first quarter 2017 compared to 31.5% in first quarter of 2016. Product gross margin was primarily helped by the materials and supplier arrangements put in place over the past several quarters as well as by the product mix shift toward our new InVerde e+ model.

•	On a combined basis, operating expense rose to $2,836,971 for the first quarter of 2017 from $2,626,210 in the first quarter of 2016.

•	Consolidated net income, attributable to Tecogen, for the three months ended March 31, 2017 was $44,787 compared to a consolidated net loss of $893,168 for the same period in 2016.

•	Net income per share was $0.00 compared to a net loss of $0.05 for the three months ended March 31, 2017 and 2016, respectively.
Sales & Operations

•
Product sales revenues were higher in the period, posting 23.9% growth over the prior year comparable quarter. Higher cogeneration product sales more than delivered the entirety of the growth in product revenues, partially offsetting a year-on-year decline in chiller and heat pump sales. Variations in product mix are typical from quarter to quarter as customer orders for different products are not entirely predictable.

•
Services revenues grew 43.8% year-on-year, benefiting from increasing penetration in service contracts and favorable operating metrics for the installed fleet as well as an active period for installations work. Continued penetration of our 'turnkey lite' offering, which includes custom value-added engineering design work as well as custom factory engineered accessories and load modules, has been a strong source of services revenue growth and is expected to continue to develop as an important revenue stream.

•
Current sales backlog of equipment and installations as of Monday May 8, 2017 was $14.3 million, driven by strong traction in the InVerde product line and Installation services. As of March 31, 2017 backlog was $13.6 million in line with the Company’s goal of consistently delivering quarter-end product backlog greater than $10 million.

•
TTcogen, our joint venture with Czech CHP-manufacturer TEDOM, continued to make steady progress toward building product awareness and establishing what we hope will be profitable relationships with key partners.

Emissions Technology

•
ULTRATEK - Automotive emissions development work has continued under Tecogen’s shared venture, Ultratek. This quarter, data from our AVL testing of a small, advanced European vehicle was presented at the SAE International World Congress in Detroit, MI. The remarkable performance of Ultera in reducing the pollution levels of these vehicles has been described in our recent paper published through SAE International and available through our web site here. Since the Ultratek formation, we have been awarded two additional Ultera related patents, while filing recently for three others specifically involving the integration of the technology to gasoline vehicles. In upcoming months we anticipate continued progress as we pursue further enhancements of the technology and engage with the automotive industry.

Exhibit 99.01

•
PERC - As reported in the last quarter of 2016, we received research grant funding from the Propane Education and Research Council (PERC) to demonstrate the viability of our emissions technology in fork trucks. The program’s goal is to develop a retrofit emissions system for fork trucks to reduce their emissions to levels more acceptable for air quality in indoor work environments. This quarter, testing is currently underway utilizing a donated fork truck from a major manufacturer that has expressed strong interest in Ultera and has agreed to assist our research effort. The company also recruited an experienced powertrain engineer to lead the effort, Allan Welch. Mr. Welch’s credentials are summarized in our February 22, 2017 press release.

•
CA Air Permit for Ultera on Standby Generators - We are actively completing the installation of the Ultera kits on the generators located in Southern California. We anticipate commissioning these units in the third quarter of 2017, while demonstrating groundbreaking engine compliance to these ultra-stringent emissions.

Conference Call Scheduled for Today at 11:00 am ET
Tecogen will host a conference call today to discuss the first quarter results beginning at 11:00 am eastern time. To listen to the call dial (888) 349-0103 within the U.S., (855) 669-9657 from Canada, or (412) 902-0129 from other international locations. Participants should ask to be joined to the Tecogen Inc. call. Please begin dialing at least 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The conference call will be recorded and available for playback one hour after the end of the call. The earnings conference call will also be webcast live. To view the associated slides, register for and listen to the webcast, go to http://investors.tecogen.com/webcast. Following the call, the webcast will be archived for 30 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call through Thursday May 18th, 2017. To listen to the playback, dial (877) 344 7529 within the U.S., (855) 669-9658 from Canada, or (412) 317-0088 outside the U.S. and use Replay Access Code 10105269.
About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde, Ilios, Tecochill, Ultera, and e+, are registered trademarks or trademark pending registration of Tecogen Inc.
Forward Looking Statements: This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media & Investor Relations Contact Information:
John N. Hatsopoulos
P: 781-622-1120
E: John.Hatsopoulos@tecogen.com

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2017 and December 31, 2016
(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,148,753	$3,721,765
Accounts receivable, net	9,102,078	8,630,418
Unbilled revenue	2,347,055	2,269,645
Inventory, net	6,075,277	4,774,264
Due from related party	336,693	260,988
Prepaid and other current assets	601,437	401,876
Total current assets	20,611,293	20,058,956
Property, plant and equipment, net	548,111	517,143
Intangible assets, net	1,094,747	1,065,967
Goodwill	40,870	40,870
Other assets	2,128,300	2,058,425
TOTAL ASSETS	$24,423,321	$23,741,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4,011,804	3,367,481
Accrued expenses	1,153,864	1,378,258
Deferred revenue	$907,445	$876,765
Total current liabilities	6,073,113	5,622,504
Long-term liabilities:
Deferred revenue, net of current portion	489,959	459,275
Senior convertible promissory note, related party	3,148,712	3,148,509
Total liabilities	9,711,784	9,230,288
Commitments and contingencies (Note 6)

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 20,043,052 and 19,981,912 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	20,043	19,982
Additional paid-in capital	37,490,389	37,334,773
Accumulated deficit	(22,798,895)	(22,843,682)
Total stockholders’ equity	14,711,537	14,511,073
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,423,321	$23,741,361

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2017 and 2016
(unaudited)

	Three months ended March 31,
	2017	2016
Revenues
Products	$2,807,347	$2,266,148
Services	4,039,420	2,809,367
Total revenues	6,846,767	5,075,515
Cost of sales
Products	1,756,849	1,552,716
Services	2,175,245	1,803,455
Total cost of sales	3,932,094	3,356,171
Gross profit	2,914,673	1,719,344
Operating expenses
General and administrative	2,208,905	1,892,220
Selling	447,452	515,032
Research and development	180,614	218,958
Total operating expenses	2,836,971	2,626,210
Income (loss) from operations	77,702	(906,866)
Other income (expense)
Interest and other income (expense)	(1,213)	2,891
Interest expense	(31,702)	(42,381)
Total other expense, net	(32,915)	(39,490)
Income (loss) before income taxes	44,787	(946,356)
Consolidated net income (loss)	44,787	(946,356)
Less: Loss attributable to the noncontrolling interest	—	53,188
Net income (loss) attributable to Tecogen Inc.	$44,787	$(893,168)
Net income (loss) per share - basic	$0.00	$(0.05)
Net income (loss) per share - diluted	$0.00	$(0.05)
Weighted average shares outstanding - basic	20,037,795	18,478,990
Weighted average shares outstanding - diluted	20,317,142	18,478,990

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2017 and 2016
(unaudited)

	March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$44,787	$(946,356)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	64,281	65,456
Recovery of inventory reserve	(36,000)	14,000
Stock-based compensation	48,842	27,243
Non-cash interest expense	203	12,382
Loss on sale of assets	2,909	640
Provision for losses on accounts receivable	—	(6,154)
Changes in operating assets and liabilities
(Increase) decrease in:
Short term investments	—	(73)
Accounts receivable	(471,660)	(595,293)
Unbilled revenue	(77,410)	213,121
Inventory, net	(1,265,013)	367,511
Due from related party	(75,705)	582,662
Prepaid expenses and other current assets	(199,561)	(1,786)
Other non-current assets	(69,875)	—
Increase (decrease) in:
Accounts payable	644,323	(934,598)
Accrued expenses	(224,394)	13,109
Deferred revenue	61,364	37,021
Net cash used in operating activities	(1,552,909)	(1,151,115)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(73,330)	(47,371)
Purchases of intangible assets	(53,608)	(27,959)
Net cash used in investing activities	(126,938)	(75,330)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of stock issuance costs	—	(6,150)
Proceeds from the exercise of stock options	106,835	—
Net cash provided by financing activities	106,835	(6,150)
Net increase (decrease) in cash and cash equivalents	(1,573,012)	(1,232,595)
Cash and cash equivalents, beginning of the period	3,721,765	5,486,526
Cash and cash equivalents, end of the period	$2,148,753	$4,253,931
Supplemental disclosures of cash flows information:
Cash paid for interest	$31,150	$29,999